Exhibit 99.1

InSite Vision Reports Fourth Quarter and Full Year 2007 Financial Results

ALAMEDA, Calif.--(BUSINESS WIRE)--InSite Vision Incorporated (AMEX:ISV) today reported financial results for the quarter and full year ended December 31, 2007.

In a separate press release, the Company also announced today the appointment of a new Chief Medical Officer and yesterday announced the completion of a $60 million non-recourse, non-convertible note offering.

The Company reported total revenue for the fourth quarter 2007 of $7.9 million compared to no revenue in the fourth quarter of 2006. The bulk of the revenue for the three months ended December 31, 2007 reflects the amortization of the upfront license fee and milestone payment previously received under the Company’s license agreement with Inspire Pharmaceuticals. Revenue for the fourth quarter also includes a royalty payment from Inspire of $264,000 for sales of AzaSite® (azithromycin ophthalmic solution) 1% for the fourth quarter 2007.

Net income for the fourth quarter ended December 31, 2007 was $2.4 million, or $0.03 per basic share, compared to a net loss of $2.8 million, or $(0.03) per share for the fourth quarter of 2006.

The differences in revenue and net income between the fourth quarters in 2007 and 2006 were attributed mainly to the amortization of the license fee and milestone payment related to the licensing of AzaSite to Inspire.

Research and development (R&D) expenses for the fourth quarter 2007 increased to $3.8 million, compared to $1.2 million in the same quarter in 2006 largely due to the initiation of Phase 3 trials for AzaSite Plus™. General and administrative (G&A) expenses were $1.5 million in the fourth quarter of 2007, compared to $1.4 million in the same quarter in 2006.

InSite Vision had cash and cash equivalents of $11.5 million at December 31, 2007 compared to $15.7 million at September 30, 2007. On February 25, 2008, the Company announced a $60 million private placement of debt to institutional investors secured by royalties from sales of AzaSite in the United States and Canada. Net proceeds to InSite totaled slightly more than $50 million due to a total of slightly less than $10 million in interest reserves to support the payment of interest on the notes until February 15, 2010 as well as transaction fees.

For the year ended December 31, 2007, the Company reported total revenue of $23.8 million compared to $2,000 for the year ended December 31, 2006, including royalty payments from Inspire of $701,000 for sales of AzaSite following its launch in mid-August 2007.

Net income for the year ended December 31, 2007 was $5.5 million, or $0.06 per share, compared to a net loss of $16.6 million or $(0.19) per share in 2006.

The differences in revenue and net income between the year ended 2007 and the year ended 2006 were attributed mainly to the amortization of the license fee and milestone payment related to the licensing of AzaSite to Inspire, both of which were paid in 2007 and amortized from the date of payment forward.

R&D expenses for 2007 were $10.4 million compared to $8.9 million in 2006, primarily due to the regulatory filings in the United States and Canada and other expenditures related to AzaSite; and clinical activities, including a pilot trial and the initiation of a pivotal Phase 3 trial for AzaSite Plus. G&A expenses were $6.8 million for the full year ended December 31, 2007, compared to $6.2 million for the year ended December 31, 2006.

“We believe that our clinical and corporate achievements in 2007, combined with our recent non-recourse financing of $60 million, have positioned us to become a growing multiple-product company within the next two to three years,” said S. Kumar Chandrasekaran, Chairman and CEO. “In 2008 we will continue to advance our AzaSite family of products in the clinic and also to enhance our management team to assure that we have the most appropriate leadership to enable us to transform our business.”

Guidance for 2008 Operating Expenses

InSite also today provided its forward-looking guidance with respect to operating expenses in 2008.

For the year ending December 31, 2008, net operating expenses are anticipated to be similar to 2007 in a range of approximately $18 to $23 million, including $12 to $16 million for R&D expenses that would include the expenditures for continued Phase 3 clinical trials for AzaSite Plus and the Phase 1 and Phase 2/3 clinical trials for AzaSite Otic. G&A expenses would range between $6 to $7 million.

Highlights

Significant accomplishments of InSite Vision for 2007 and early 2008 include:

AzaSite

  Signed first international licensing and distribution agreement outside of North America for AzaSite with Shin Poong Pharm Co., Ltd., Seoul, Korea – December 19, 2007
  Filed a New Drug Submission (NDS) with Health Canada seeking regulatory approval to market AzaSite in Canada – November 30, 2007
  Launch of AzaSite by Inspire Pharmaceuticals – August 13, 2007
  Received FDA approval of AzaSite and a milestone payment of $19 million from Inspire – April 30, 2007

  Signed licensing agreement with Inspire Pharmaceuticals for commercialization of AzaSite in the United States and Canada – February 15, 2007
  Signed licensing agreement with Pfizer Inc under Pfizer’s patent family “Method of Treating Eye Infections with Azithromycin” to enhance intellectual property position of InSite’s AzaSite ophthalmologic franchise – February 15, 2007

AzaSite Plus

  Initiated pivotal Phase 3 clinical trials to evaluate AzaSite Plus for the treatment of blepharoconjunctivitis, a frequently chronic inflammation of the conjunctiva and eye lids caused by infections or allergic reactions – December 20, 2007
  Announced positive top-line safety results from Phase 1 AzaSite Plus clinical study – February 13, 2007

AzaSite Otic

  Conducted a pre-Investigational New Drug Application (IND) meeting with the Food and Drug Administration in preparation for filing an IND and initiating Phase 1 trials – January 22, 2008.

Corporate

  Announced new Chief Medical Officer to lead and direct the overall preclinical and clinical activities for the company – February 26, 2008
  Closed a private placement of $60 million in aggregate principal amount of non-convertible, non-recourse promissory notes. The notes will be repaid from royalties on sales of AzaSite in the United States and Canada – February 25, 2008
  Appointed new CFO, Louis Drapeau, to strengthen management team – October 2, 2007
  Paid-in-full senior secured notes, with an aggregate principal balance of $6.3 million – February 15, 2007

Conference Call Today

S. Kumar Chandrasekaran, Chairman and CEO, will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss the Company’s year-end results and the notes offering.

Analysts and investors can listen to the conference call by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call today by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international. All callers will have to enter the account number 286 and conference ID 275531.

The live conference call will also be webcast and available on the Investor Relations page of the Company’s website at www.insitevision.com. A recording of the call will be available on the website for 90 days following completion of the conference call. In addition, the Company’s fourth quarter and year ended December 31, 2007 earnings release will be posted to the Company’s website and furnished to the Securities and Exchange Commission on a Form 8-K prior to the conference call described above.

About InSite Vision

InSite Vision develops novel topical anti-infective products, including AzaSite® (azithromycin ophthalmic solution) 1% which was launched in the United States by Inspire Pharmaceuticals for the topical treatment of bacterial conjunctivitis (pink eye). Based on its proprietary azithromycin-DuraSite technology platform, InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include AzaSite Plus™ and AzaSite Xtra™ whose product features have the potential to provide significant advantages currently not available with conventional treatment options. In addition, InSite is evaluating the use of its azithromycin-DuraSite platform to develop topical anti-infective products outside of the ophthalmology market beginning with AzaSite Otic™ for ear infections. Additional information is available at the company’s Web-site at http://www.insitevision.com.

Forward Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s projected expenses for 2008, InSite’s plans to advance its AzaSite family of products and strengthen its management team, InSite’s corporate goals over the next two to three years, and InSite’s plans for products outside of its AzaSite franchise, both within and outside of the ophthalmic market. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; the ability of InSite to enter into corporate collaborations for AzaSite outside the U.S. and Canada and with respect to its other product candidates, including AzaSite Plus; Inspire’s ability to successfully market AzaSite in the United States and Canada; the clinical results of InSite’s product candidates; InSite Vision’s ability to expand its technology platform to include additional indications; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite, AzaSite Plus, AzaSite Xtra and AzaSite Otic; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to AzaSite Plus and AzaSite Otic. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three Months and Year Ended December 31, 2007 and 2006
(in thousands, except per share amounts; unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Licensing fee and milestone amortization	$7,440	$-	$22,080	$-
Royalties	264	-	701	-
Other product and service revenue	240	-	980	2
Total	7,944	-	23,761	2
Cost of revenues	269	2	982	28
Operating expenses:
Research and development	3,756	1,239	10,384	8,890
General and administrative	1,549	1,385	6,760	6,182
Total	5,305	2,624	17,144	15,072
Income (loss) from operations	2,370	(2,626)	5,635	(15,098)
Interest (expense) and other income, net	6	(198)	(100)	(1,513)
Net income (loss)	$2,376	$(2,824)	$5,535	$(16,611)
Net income (loss) per share:
Basic	$0.03	$(0.03)	$0.06	$(0.19)
Diluted	$0.02	$(0.03)	$0.06	$(0.19)
Shares used to calculate net income (loss) per share:
Basic	94,558	92,868	94,168	88,339
Diluted	99,934	92,868	100,110	88,339

Condensed Consolidated Balance Sheets
At December 31, 2007 and 2006
(in thousands; unaudited)
			December 31,	December 31,
			2007	2006
Assets:
Cash and cash equivalents			$11,532	$986
Prepaid expenses and other current assets			2,142	870
Deferred debt issue costs			-	22
Property and equipment, net			1,338	561
Total assets			$15,012	$2,439

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses			$4,072	$2,114
Short-term notes payable			-	6,566
Deferred revenue			10,145	-
Capital lease obligation			49	61
Stockholders' equity (deficit)			746	(6,302)
Total liabilities and stockholders' equity (deficit)			$15,012	$2,439

CONTACT:
InSite Vision Incorporated
Joyce Strand, 510-747-1220